                                                FILED PURSUANT TO RULE 424(B)(3)
                                           REGISTRATION STATEMENT NO. 333-122394


                               EMRISE CORPORATION

              PROSPECTUS SUPPLEMENT NO. 4 DATED OCTOBER 28, 2005
                        TO PROSPECTUS DATED JUNE 30, 2005

         The prospectus of Emrise Corporation dated June 30, 2005, as previously supplemented by prospectus supplement no. 1 dated August 9, 2005, prospectus supplement no. 2 dated August 22, 2005, and prospectus supplement no. 3 dated September 9, 2005, is further supplemented to include the following updated information:

Selling Security Holder Table
-----------------------------

         The "Selling Security Holder" table contained in prospectus supplement no. 1 dated August 9, 2005 is further updated to reflect changes in beneficial ownership of various selling security holders, based on information provided by various selling security holders and 37,497,750 shares of common stock being outstanding as of October 4, 2005:

                                           SHARES OF                                             SHARES OF
                                          COMMON STOCK                                         COMMON STOCK
                                       BENEFICIALLY OWNED            SHARES OF              BENEFICIALLY OWNED
           NAME OF                      PRIOR TO OFFERING           COMMON STOCK              AFTER OFFERING
      BENEFICIAL OWNER             NUMBER          PERCENTAGE       BEING OFFERED         NUMBER        PERCENTAGE
----------------------------   ---------------  ----------------   ----------------   --------------  --------------
JLF Offshore Fund, Ltd......    1,731,933 (1)          4.57%         1,674,618 (1)           57,315            *
JLF Partners I, LP..........    1,179,580 (2)          3.12%         1,086,701 (2)           92,879            *
JLF Partners II, LP.........       89,116 (3)            *              82,813 (3)            6,303            *
The Pinnacle Fund, L.P......    4,363,960 (4)         11.45%         3,125,000 (4)        1,238,960          3.30%
Bonanza Master Fund Ltd.....    1,312,500 (5)          3.47%         1,312,500 (5)               --            --
Roaring Fork Capital SBIC,
   L.P......................    1,706,250 (6)          4.51%         1,706,250 (6)               --            --
Lagunitas Partners LP.......    1,125,000 (7)          2.98%         1,125,000 (7)               --            --
Gruber & McBaine
   International............      250,000 (8)            *             250,000 (8)               --            --
Jon D. Gruber & Linda W.
   Gruber JTWROS............    1,581,250 (9)          4.18%           206,250 (10)              --            --
J. Patterson McBaine........    1,481,250 (11)         3.92%           106,250 (12)              --            --
MicroCapital Fund LP........    1,080,000 (13)         2.86%         1,080,000 (13)              --            --
MicroCapital Fund Ltd.......      607,500 (14)         1.61%           607,500 (14)              --            --
Omicron Master Trust........      217,125 (15)           *             217,125 (15)              --            --
Stratford Partners, L.P.....      431,250 (16)         1.15%           431,250 (16)              --            --
Select Contrarian Value
   Partners, L.P............      265,630 (17)           *             265,630 (17)              --            --
Precept Capital Master
   Fund, G.P................       56,250 (18)           *              56,250 (18)              --            --
Roth Capital Partners, LLC..      650,310 (19)         1.70%           650,310 (19)              --            --


                                                         2



                                           SHARES OF                                             SHARES OF
                                          COMMON STOCK                                         COMMON STOCK
                                       BENEFICIALLY OWNED            SHARES OF              BENEFICIALLY OWNED
           NAME OF                      PRIOR TO OFFERING           COMMON STOCK              AFTER OFFERING
      BENEFICIAL OWNER             NUMBER          PERCENTAGE       BEING OFFERED         NUMBER        PERCENTAGE
----------------------------   ---------------  ----------------   ----------------   --------------  --------------
Noel C. McDermott, Trustee
   of the Noel C. McDermott
   Revocable Living Trust
   dated December 18, 1995..      764,211 (20)         2.03%           764,211 (20)              --            --
Warren P. Yost and Gail A.
   Yost, Co-Trustees Under
   Declaration of Trust
   dated March 9, 1988......      599,381 (21)         1.60%           599,381 (21)              --            --
Hayden Communications, Inc..      125,000 (22)           *             125,000 (22)              --            --
George Farndell.............      314,748 (23)           *             150,000 (23)         164,748            *
Steven Jacobus..............       50,000 (24)           *              50,000 (24)              --            --
Jacques Moisset.............       78,042 (25)           *              78,042 (25)              --            --
Jason Oliva.................      401,708 (26)         1.07%           200,500 (26)         201,208            *
Joseph Mirabella............       50,000 (27)           *              50,000                   --            --
Placido Albanese............       15,000 (28)           *              15,000                   --            --

-------------
* Less than 1.00%
(1) Includes 413,675 shares underlying warrants. Power to vote or dispose of the shares is held by Jeffrey L. Feinberg, as managing member of JLF Asset Management, LLC. JLF Asset Management, LLC is investment manager of JLF Offshore Fund, Ltd. and of JLF Partners I, LP and JLF Partners II, LP, two other selling security holders. The address for Mr. Feinberg is c/o JLF Asset Management, LLC, 2775 Via de la Valle, Suite 204, Del Mar, CA 92014.
(2) Includes 265,925 shares underlying warrants. Power to vote or dispose of the shares is held by Jeffrey L. Feinberg, as managing member of JLF Asset Management, LLC. See footnote (1) above for information regarding JLF Asset Management, LLC.
(3) Includes 20,400 shares underlying warrants. Power to vote or dispose of the shares is held by Jeffrey L. Feinberg, as managing member of JLF Asset Management, LLC. See footnote (1) above for information regarding JLF Asset Management, LLC.
(4) Includes 11,599 shares underlying a warrant. Also includes 613,401 additional shares underlying the warrant, which shares exceed the contractual 9.999% beneficial ownership limitation that applied as of the date of the table and therefore are not considered by The Pinnacle Fund, L.P. to be beneficially owned by it as of the date of the table. Power to vote or dispose of the shares is held by Barry M. Kitt, as sole member of Pinnacle Fund Management, LLC, which entity is the general partner of Pinnacle Advisers, L.P., which entity is the general partner of The Pinnacle Fund, L.P. The address for Mr. Kitt is c/o The Pinnacle Fund, L.P., 4965 Preston Park, Blvd., Suite 240, Plano, TX 75093.
(5) Includes 350,000 shares underlying a warrant. Power to vote or dispose of the shares is held by Bernay Box, as president of Bernay Box & Co., which entity is the general partner of Bonanza Master Fund Ltd.
(6) Includes 341,250 shares underlying a warrant. Sole power to vote or dispose of the shares is held by Eugene McColley as manager of Roaring Fork Management, LLC, which entity is the general partner of Roaring Fork Capital SBIC, L.P.
(7) Includes 225,000 shares underlying a warrant. Power to vote or dispose of the shares is held by Jon D. Gruber and J. Patterson McBaine, as managers of Gruber & McBaine Capital Management, which entity is the general partner of Lagunitas Partners LP.
(8) Includes 50,000 shares underlying a warrant. Power to vote or dispose of the shares is held by Jon D. Gruber and J. Patterson McBaine, as managers of Gruber & McBaine Capital Management, which entity is the investment advisor to Gruber & McBaine International.

(9) Includes 165,000 outstanding shares and 41,250 shares underlying a warrant held by Jon D. Gruber and Linda W. Gruber JTWROS. Also includes aggregates of 1,100,000 outstanding shares and 275,000 shares underlying warrants held by Lagunitas Partners, LP and Gruber & McBaine International, two other selling security holders.
(10) Represents 165,000 outstanding shares and 41,250 shares underlying a warrant held by Jon D. Gruber and Linda W. Gruber JTWROS.
(11) Includes 85,000 outstanding shares and 21,250 shares underlying a warrant held by Mr. McBaine. Also includes aggregates of 1,100,000 outstanding shares and 275,000 shares underlying warrants held by Lagunitas Partners, LP and Gruber & McBaine International, two other selling security holders.
(12) Represents 85,000 outstanding shares and 21,250 shares underlying a warrant held by Mr. McBaine.
(13) Includes 216,000 shares underlying a warrant. MicroCapital LLC is the general partner and investment advisor to MicroCapital Fund LP and MicroCapital Fund Ltd. Ian P. Ellis is the principal owner of MicroCapital LLC and has sole responsibility for the selection, acquisition and disposition of the portfolio securities by MicroCapital LLC on behalf of its funds.
(14) Includes 121,500 shares underlying a warrant. MicroCapital LLC is the general partner and investment advisor to MicroCapital Fund LP and MicroCapital Fund Ltd. Ian P. Ellis is the principal owner of MicroCapital LLC and has sole responsibility for the selection, acquisition and disposition of the portfolio securities by MicroCapital LLC on behalf of its funds.
(15) Represents shares underlying a warrant. Omicron Capital, L.P., a Delaware limited partnership (Omicron Capital), serves as investment manager to Omicron Master Trust, a trust formed under the laws of Bermuda (Omicron). Bruce Bernstein is the managing member of Omicron Capital. Omicron Capital, Inc., a Delaware corporation (OCI), serves as general partner of Omicron Capital, and Winchester Global Trust Company Limited (Winchester) serves as the trustee of Omicron. By reason of such relationships, Omicron Capital and OCI may be deemed to share dispositive power over the shares of our common stock owned by Omicron, and Winchester may be deemed to share voting and dispositive power over the shares of our common stock owned by Omicron. Omicron Capital, OCI and Winchester disclaim beneficial ownership of such shares of our common stock. No other person has sole or shared voting or dispositive power with respect to the shares of our common stock being offered by Omicron, as those terms are used for purposes of Regulation 13D-G under the Exchange Act. Omicron and Winchester are not "affiliates" of one another, as that term is used for purposes of the Exchange Act, or of any other person named in this prospectus as a selling security holder. No person or "group" (as that term is used in Section 13(d) of the Exchange Act or Regulation 13D-G) controls Omicron and Winchester.
(16) Includes 86,250 shares underlying a warrant. Power to vote or dispose of the shares is shared by Mark Fain and Chad Comiteau, as managing directors of Stratford Advisors LLC, which entity is the general partner of Stratford Partners, L.P.
(17) Includes 75,000 shares underlying a warrant. Power to vote or dispose of the shares is held by David W. Berry as principal of Kaizen Capital, LLC, which entity is the general partner of Select Contrarian Value Partners, L.P.
(18) Represents shares underlying a warrant. Power to vote or dispose of the shares is held by D. Blair Baker, as president of Precept Management, LLC, which entity is the general partner of Precept Capital Management, L.P., which entity is the agent of Precept Capital Master Fund, G.P.
(19) Represents shares underlying a warrant. Power to vote or dispose of the shares is held by Byron Roth, as Chief Executive Officer, and Gordon J. Roth, as Chief Financial Officer, of Roth Capital.
(20) Includes 84,066 shares underlying a warrant. Sole power to vote or dispose of the shares is held by Mr. McDermott as trustee. Mr. McDermott was an officer and shareholder of Larus Corporation until its acquisition by Emrise in July 2004.
(21) Includes 65,934 shares underlying a warrant. Mr. Yost was an officer and shareholder of Larus Corporation until its acquisition by Emrise in July 2004.
(22) Represents 125,000 shares underlying warrants. Power to vote or dispose of the shares is held by Matthew Hayden as president of Hayden Communications, Inc. Hayden Communications, Inc. acts as an investor relations consultant to Emrise.
(23) Includes 150,000 shares underlying a warrant and 103,181 shares held by Mr. Farndell's spouse. Mr. Farndell is a former human resources consultant to Emrise and is the brother-in-law of Carmine T. Oliva, who is an executive officer and director of Emrise.
(24) Represents shares underlying a warrant. Mr. Jacobus is a former financial advisor to Emrise.

(25)   Mr. Moisset is a former employee of and former consultant to Emrise.
(26) Includes 200,500 shares underlying warrants. Jason Oliva is a former financial advisor to Emrise and is the son of Carmine T. Oliva, who is an executive officer and director of Emrise.
(27)   Mr. Mirabella is a former consultant to Emrise.
(28)   Mr. Albanese is a former financial advisor to Emrise.

RO Associates Incorporated Acquisition
--------------------------------------

         On September 2, 2005, Emrise Electronics Corporation ("Emrise Electronics"), a wholly-owned subsidiary of ours, entered into a stock purchase agreement dated effective as of August 31, 2005 to acquire RO Associates Incorporated, a California corporation ("RO"). Effective September 28, 2005, Emrise Electronics entered into an amendment to the stock purchase agreement.

         Pursuant to the terms of the stock purchase agreement, as amended, Emrise Electronics acquired all of the issued and outstanding shares of common stock of RO. Prior to the acquisition, all of the common stock of RO was owned by Robert H. Okada, as Trustee of the Robert H. Okada Trust Agreement dated February 11, 1992, and Sharon Vavro, an individual.

         RO is based in Sunnyvale, California and designs and manufactures DC-DC converters and AC-DC PFC modules for telecom, industrial, commercial, and quasi-military applications. As a result of the acquisition, Emrise Electronics acquired all of the assets and liabilities of RO, including the intellectual property, cash, accounts receivable and inventories owned by RO. Emrise Electronics intends to use these acquired assets for the same purpose for which they were used by RO.

         The purchase price consisted of $2,400,000 in cash paid at closing and an additional $600,000 in cash payable in two equal installments on October 6, 2005 and March 31, 2006. The acquisition purchase price was funded with cash on-hand. The purchase price is subject to adjustment based on the value of the shareholders' equity, accounts receivable, accounts payable, cash on hand and net inventory of RO, as determined by the consolidated, unaudited balance sheet as of August 31, 2005, prepared in accordance with accounting principles generally accepted in the United States of America. In addition, concurrently with the closing of the acquisition of RO, Emrise Electronics paid in full all then existing credit facilities of RO in the aggregate amount of $1,602,060.

         In determining the purchase price for RO, Emrise Electronics considered the historical and expected earnings and cash flow of RO, as well as the value of companies of a size and in an industry similar to RO, comparable transactions and the market for such companies generally. The purchase price represented a premium of approximately $1,845,000 over the $1,155,000 recorded net worth of the assets of RO. In determining this premium, Emrise Electronics considered the synergistic and strategic advantages provided by having a U.S.-based power converter manufacturer and the value of the goodwill, customer relationships and technology of RO. Goodwill associated with the RO acquisition totaled approximately $1,308,000. We intend to commission a valuation firm to determine what portion of the purchase price should be allocated to identifiable intangible assets. We have estimated that RO's technology is valued at approximately $484,000, its trademarks are valued at $300,000 and its customer relationships are valued at $200,000. The valuation of the identified intangible assets is expected to be completed in December 2005 and could result in changes to the value of these identified intangible assets and corresponding changes to the value of goodwill. However, we do not believe these changes will be material to our consolidated financial position or results of operations.

         In connection with the execution of the stock purchase agreement, Emrise Electronics executed a lease agreement with Caspian Associates for the lease of 25,700 square feet of a 30,700 square feet building located at 246 Caspian Drive, Sunnyvale, California. The lease provides for a two-year term, commencing on September 1, 2005 and ending on August 31, 2007, at a base rent of $9,210 per month. Additionally, the lease provides for an extension of the lease term for an additional three years, to August 31, 2010 if RO achieves net sales of at least $14,500,000 and cumulative gross profit of at least $3,987,500. If RO achieves the net sales and cumulative gross profit targets, the monthly base rent for the facility will be increased to the fair market value as of the first day of the next calendar month. The facility will continue to be used for the design, manufacture and sale of power conversion products.

         In connection with the stock purchase agreement, Emrise Electronics also executed an employment agreement with Richard Okada, effective as of September 1, 2005, to serve as president of RO. Mr. Okada will receive an annual base salary of $115,000 for the two-year term of the employment agreement. In addition, Mr. Okada is entitled to receive an incentive bonus based upon performance criteria to be determined in the future. In connection with Mr. Okada's employment agreement, we granted Mr. Okada an incentive stock option under our 2000 Stock Option Plan to purchase up to 50,000 shares of our common stock at an exercise price of $1.35 per share. This option vests 50% on September 1, 2006 and 50% on September 1, 2007. The option expires on August 31, 2015.

Historical Financial Information
--------------------------------

         The following historical financial statements of RO Associates are included in this supplement:

                                                                                       Page
                                                                                       ----
Independent Auditors' Report...........................................................F-1

Balance Sheet for the Year Ended May 31, 2005..........................................F-2

Statements of Income and Retained Earnings for the Year Ended May 31, 2005.............F-4

Statements of Cash Flows for the Year Ended May 31, 2005...............................F-5

Notes to Financial Statements..........................................................F-6

    [MHM LOGO]     MAYER HOFFMAN MCCANN P.C.
                   An Independent CPA Firm

                   84 South First Street, Third Floor
                   San Jose, CA  95113
                   408-794-3545  ph
                   408-295-3818  fx
                   www.mhm-pc.com



                          INDEPENDENT AUDITORS' REPORT



To the Board of Directors

RO ASSOCIATES INCORPORATED

We have audited the balance sheet of RO Associates Incorporated as of May 31, 2005 and the related statement of income and retained earnings and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with U.S. generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly in all material respects the financial position of RO Associates Incorporated as of May 31, 2005, and the results of its operations and its cash flows for the year then ended in conformity with U.S. generally accepted accounting principles.


                                                   /s/ Mayer Hoffman McCann P.C.

San Jose, California
August 9, 2005
(except for Note 12, as to
which the date is August 26, 2005)

                           RO ASSOCIATES INCORPORATED

                                  BALANCE SHEET

                                  May 31, 2005


                                   A S S E T S
                                   -----------

CURRENT ASSETS
     Cash                                                         $       56,615
     Accounts receivable, net                                            792,127
     Inventories                                                       3,107,451
     Deferred income taxes                                               281,000
     Prepaid expenses                                                     17,113
                                                                  --------------

         TOTAL CURRENT ASSETS                                          4,254,306
                                                                  --------------

PROPERTY AND EQUIPMENT, net                                              395,091
                                                                  --------------

OTHER ASSETS
     Deferred income taxes
                                                                          55,000
     Other assets                                                         10,618
                                                                  --------------

         TOTAL OTHER ASSETS                                               65,618
                                                                  --------------

         TOTAL ASSETS                                             $    4,715,015
                                                                  ==============


                        See Notes to Financial Statements

                           RO ASSOCIATES INCORPORATED

                                  BALANCE SHEET

                                  May 31, 2005


                              L I A B I L I T I E S
                              ---------------------

CURRENT LIABILITIES
     Accounts payable                                             $      692,833
     Accrued expenses                                                    342,845
     Current portion of long-term debt                                   482,298
     Current portion of obligation under capital lease                    12,567
                                                                  --------------

         TOTAL CURRENT LIABILITIES                                     1,530,543
                                                                  --------------

LONG-TERM DEBT, less current portion above                             1,018,000
                                                                  --------------

OBLIGATION UNDER CAPITAL LEASE, less current portion above                50,010
                                                                  --------------


                      S T O C K H O L D E R S' E Q U I T Y
                      ------------------------------------

CAPITAL CONTRIBUTED
     Common stock, no par value; 7,500 shares authorized;
     1,210 shares issued and outstanding                                  12,500

RETAINED EARNINGS                                                      2,103,692
                                                                  --------------

         TOTAL STOCKHOLDERS' EQUITY                                    2,116,462
                                                                  --------------

         TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY               $    4,715,015
                                                                  ==============


                        See Notes to Financial Statements

                           RO ASSOCIATES INCORPORATED

                    STATEMENT OF INCOME AND RETAINED EARNINGS

                             Year Ended May 31, 2005


NET SALES                                                       $     6,041,264

COST OF GOODS SOLD                                                    3,750,254
                                                                ---------------

         GROSS PROFIT                                                 2,291,010

OPERATING EXPENSES                                                    1,699,501
                                                                ---------------

         OPERATING INCOME                                               591,509
                                                                ---------------

OTHER INCOME (EXPENSE)
     Miscellaneous income                                                 4,754
     Interest expense                                                  (129,487)
                                                                ---------------

         TOTAL OTHER INCOME (EXPENSE)                                  (124,733)
                                                                ---------------

         INCOME BEFORE INCOME TAXES                                     466,776

INCOME TAX EXPENSE                                                      168,000
                                                                ---------------

         NET INCOME                                                     298,776

RETAINED EARNINGS
     Balance, beginning of year                                       1,805,186
                                                                ---------------

         TOTAL RETAINED EARNINGS                                $     2,103,962
                                                                ===============


                        See Notes to Financial Statements

                           RO ASSOCIATES INCORPORATED

                             STATEMENT OF CASH FLOWS

                             Year Ended May 31, 2005


CASH FLOWS FROM OPERATING ACTIVITIES
     Net income                                                 $       298,776
     Adjustments to reconcile net income to net cash
       flows from operating activities:
         Depreciation and amortization                                  318,342
         (Gain) on disposal of assets                                    (4,246)
         Deferred income taxes                                           42,000
         (Decrease) in allowance for doubtful accounts                  (18,750)
     Decrease (increase) in operating assets
         Accounts receivable                                             72,258
         Inventories                                                    186,326
         Prepaid expenses                                                (4,707)
     Increase in operating liabilities:
         Accounts payable                                               210,344
         Accrued expenses                                               201,828
                                                                ---------------
              NET CASH FLOWS FROM OPERATING ACTIVITIES                1,302,170
                                                                ---------------

CASH FLOWS FROM INVESTING ACTIVITIES
     Proceeds from sale of equity                                         9,394
     Investment in property and equipment                               (28,539)
                                                                ---------------
              NET CASH FLOWS FROM INVESTING ACTIVITIES                  (19,145)
                                                                ---------------

CASH FLOWS FROM FINANCING ACTIVITIES
     Repayment of bank overdraft                                        (35,227)
     Repayment on line-of-credit, net                                (2,138,655)
     Proceeds from long-term debt                                     1,500,000
     Repayment of long-term debt                                       (543,787)
     Repayment of capital lease obligation                               (8,741)
                                                                ---------------

              NET CASH FLOWS FROM FINANCING ACTIVITIES               (1,226,410)
                                                                ---------------

              NET INCREASE IN CASH                                       56,615

              CASH, BEGINNING OF YEAR                                        --
                                                                ---------------

              CASH, END OF YEAR                                 $        56,615
                                                                ===============


                        See Notes to Financial Statements

                           RO ASSOCIATES INCORPORATED

                         NOTES TO FINANCIAL STATEMENTS


(1)      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
         ------------------------------------------

         NATURE OF OPERATIONS - RO Associates Incorporated (the Company) is engaged principally in the development, manufacturing and marketing of electronic power conversion devices. The Company sells principally to original equipment manufacturers in North America. In addition, the Company has licensed the right to manufacture and sell its proprietary products to companies based in North America, Europe, Taiwan and Japan.

         REVENUE RECOGNITION - The Company recognizes revenue as follows:

         Product Sales - Revenue from product sales is recognized upon shipment.

         Licenses - For those agreements that provide the licensees the right to manufacture and sell the Company's proprietary products, initial license fee revenue is recognized upon delivery of the product technology. Guaranteed minimum license royalties are recognized as revenue as they become due. Per unit royalties that exceed the guaranteed minimum are recognized as earned when reported.

         USE OF ESTIMATES - The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

         INVENTORY VALUATION - Inventories are stated at the lower of cost or market. Cost has been determined on the first-in, first-out basis. Market is based upon realizable value less allowance for selling and distribution expenses and normal gross profit.

         An inventory reserve is provided for obsolete and slow moving inventory to write it down to net realizable value (market), if necessary. The reserve is calculated as a percentage of the cost of inventory identified as slow moving. The carrying amount for inventory has been reduced by $156,000 at May 31, 2005.

         DEPRECIATION AND AMORTIZATION - Depreciation is computed on the straight-line method over the following estimated useful lives:

                 ASSETS                                USEFUL LIVES
                 ------                                ------------

         Machinery and equipment                       3 - 7 years
         Furniture and fixtures                        5 - 10 years
         Auto and trucks                               5 - 10 years
         Leasehold improvements                        5 - 39 years

         ------------------------------------------------------

         CONCENTRATIONS OF CREDIT RISK - Financial instruments which potentially subject the Company to a concentration of credit risk include cash and trade receivables. At various times throughout the year, the Company maintained cash balances in excess of federally insured limits. All cash balances are held by credit worthy financial institutions.

         Two customers accounted for approximately 26% of revenues for the year ended May 31, 2005. Neither customer had an accounts receivable balance as of May 31, 2005.

         ACCOUNTS RECEIVABLE, NET - Accounts receivable are stated at the amount management expects to collect from outstanding balances. An allowance for doubtful accounts is maintained for potential credit losses based upon an assessment of the expected collectibility of all accounts receivable. The allowance for doubtful accounts is reviewed periodically to assess the adequacy of the allowance. The allowance for doubtful accounts was approximately $93,000 as of May 31, 2005.

         INCOME TAXES - The Company utilizes the asset and liability method of accounting for income taxes. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis, and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. A valuation allowance is provided to the extent such deferred tax assets are not expected to be realized.

         RESEARCH AND DEVELOPMENT EXPENSEs - Research and development expenditures, which are expensed as incurred, totaled $584,226 during the year ended May 31, 2005.

         ADVERTISING COSTS - Advertising costs are charged to operations when incurred. Advertising expense was $87,953 for the year ended May 31, 2005.

(2)      INVENTORIES
         -----------

         Raw materials                                         $       1,879,163
         Work-in-process                                                 572,970
         Finished goods                                                  655,318
                                                               -----------------
                  Total inventories                            $       3,107,451
                                                               =================

(3)      PROPERTY AND EQUIPMENT
         ----------------------

         Cost of owned property and equipment:
             Machinery and equipment                                            $    2,985,066
             Furniture and fixtures                                                    126,236
             Leasehold improvements                                                    228,441
                                                                                --------------
                 Total cost of owned property and equipment                          3,339,743
         Accumulated depreciation                                                    3,004,673
                                                                                --------------
             Net owned property and equipment                                          335,070
                                                                                --------------

         Cost of property and equipment under capital lease:
             Machinery and equipment                                                    71,317
         Accumulated amortization                                                       11,296
                                                                                --------------
                 Net leased property and equipment under capital lease                  60,021
                                                                                --------------

                 Total net property and equipment                               $      395,091
                                                                                ==============

         The aggregate depreciation and amortization on the above property and equipment charged to operations was $318,341 for the year ended May 31, 2005.

(4)      LINE OF CREDIT
         --------------

         On August 17, 2004, the Company converted its existing $3,000,000 line of credit into a $1,000,000 line of credit and a $1,500,000 note payable.

         The Company's line of credit bears interest at the bank's prime rate (6.0% at May 31, 2005) plus 0.25% and expires on December 15, 2005. The line is guaranteed by a partnership (the Partnership) whose partners include the majority shareholder of the Company. As of May 31, 2005, no amounts were outstanding against the line of credit.

(5)      LONG-TERM DEBT
         --------------

         Former line of credit converted into note payable to bank, guaranteed by the Partnership and secured by all fixtures in the building owned by the Partnership, payable in monthly principal installments of $27,000, plus interest at the bank's prime rate (6.0% as of May 31, 2005) plus
         1.25% through July 15, 2009.                                                       $     1,324,000

         Non revolving equipment acquisition line of credit,
         collateralized by substantially all of the Company's assets, payable in monthly principal and interest installments of
         $27,578; interest accrues at the bank's prime rate (6.0% as
         of May 31, 2005) plus 0.5% through October 15, 2005.                                       135,634

         Equipment note payable, collateralized by substantially all the Company's assets, payable in monthly principal and
         interest installments of $4,663; interest is at the bank's prime rate (6.0% as of May 31, 2005) plus 0.5% through
         October 15, 2005.                                                                           22,664
                                                                                            ---------------
                  Total long-term debt                                                            1,500,298
                  Less current portion                                                              482,298
                                                                                            ---------------
                  Noncurrent portion                                                        $     1,018,000
                                                                                            ===============
         The line of credit, non-revolving equipment acquisition line of credit and notes payable require the Company to meet certain financial covenants. As of May 31, 2005, the Company was in compliance with all of its covenants.

         Estimated maturities of long-term debt are as follows:

        YEARS ENDING MAY 31,
        --------------------

        2006                                                                                $       482,298
        2007                                                                                        324,000
        2008                                                                                        324,000
        2009                                                                                        324,000
        2010                                                                                         46,000
                                                                                            ---------------
                                                                                            $     1,500,298
                                                                                            ===============

(6)      OBLIGATION UNDER CAPITAL LEASE
         ------------------------------

         The Company entered into a capital equipment lease on July 14, 2004. The lease is payable in monthly principal and interest installments of approximately $1,500 through August 8, 2009 and bears interest at 8.5%.

         Future minimum lease payments under the capital lease together with the present value of the net minimum lease payments are as follows:

        YEARS ENDING MAY 31,
        --------------------

        2006                                                     $        18,177
        2007                                                              18,177
        2008                                                              18,177
        2009                                                              18,177
        2010                                                               3,030
                                                                 ---------------
                 Total minimum lease payments                             75,738
        Less amount representing interest                                 13,162
                                                                 ---------------
                 Present value of net minimum lease payments              62,576
        Less current portion                                              12,567
                                                                 ---------------
                 Noncurrent portion                              $        50,010
                                                                 ===============

(7)      OPERATING LEASES AND RELATED PARTIES TRANSACTION
         ------------------------------------------------

         The Company leases office equipment under an operating lease.

         The future minimum rental payments required under the operating lease that have initial or remaining non-cancelable lease terms in excess of one year are as follows:

        YEARS ENDING MAY 31,
        --------------------

        2006                                                     $         7,779
        2007                                                               7,779
        2008                                                               7,779
        2009                                                               1,945
                                                                 ---------------
                                                                 $        25,282
                                                                 ===============

         The Company leases its manufacturing facilities under a month-to-month lease from the Partnership. Rent expense was approximately $110,000 for the year ended May 31, 2005.

(8)      INCOME TAXES
         ------------

         Temporary differences principally arise from differences in depreciation, allowance for doubtful accounts, reserves and liabilities, and inventory valuation. The deferred tax asset totaled $336,000 at May 31, 2005.

         The provision for income taxes consists of the following:

         Current income taxes
             Federal income taxes                                $       125,000
             State and local income taxes                                  1,000
                                                                 ---------------
                 Total current  income tax expense                       126,000
                                                                 ---------------

         Deferred income tax expense
             Federal income taxes                                          6,000
             State and local income taxes                                 36,000
                                                                 ---------------
                 Total deferred income tax expense                        42,000
                                                                 ---------------

                 Total income tax expense                        $       168,000
                                                                 ===============

         The effective tax rate differs from the combined federal and state statutory tax rates of approximately 40% principally due to the utilization of certain federal and state research and development credits.

         As of May 31, 2005, the Company had state research and development credit carryforwards of $41,506.

(9)      PROFIT SHARING PLAN
         -------------------

         The Company has a profit sharing plan covering substantially all of its employees. Contributions are made at the discretion of the Company's board of directors. During the year ended May 31, 2005, the Company made a contribution to the plan of $50,000. As of May 31, 2005, plan assets totaled $2,622,887.

(10)     PRODUCT WARRANTY

         The Company accrues an estimate of its exposure to warranty claims based on warranty costs incurred. The Company provides a 24-month warranty on its products. The Company assesses the adequacy of its recorded warranty liability annually and adjusts the amount as necessary. The warranty liability is included in accrued liabilities in the accompanying balance sheet. Changes to the Company's warranty liability were as follows:

        Warranty accrual, beginning of year                     $        49,572
        Charges to costs and expenses                                    34,288
        Actual warranty expenditures                                    (34,288)
                                                                ---------------
                 Warranty accrual, end of year                  $        49,572
                                                                ===============

(11)     CASH FLOW DISCLOSURES
         ---------------------

         The following is a summary of supplemental cash flow information:

         Cash paid:

             Interest                                           $       129,487
                                                                ===============

             Income taxes                                       $           800
                                                                ===============

         Noncash investing and financing activities:

             Equipment acquisitions through capital lease       $        71,317
                                                                ===============

(12)     SUBSEQUENT EVENTS
         -----------------

         Subsequent to May 31, 2005, the Company entered into a letter of intent to sell all of its outstanding capital stock to an acquiring company. The closing date is expected to be approximately August 31, 2005.

Pro Forma Financial Information
-------------------------------

         As described above, effective as of August 31, 2005, Emrise Electronics acquired all of the issued and outstanding capital stock of RO. The accompanying pro forma condensed consolidated balance sheet and unaudited condensed consolidated statements of operations as of and for the periods ended June 30, 2005 and December 31, 2004 are set forth herein to give effect to the acquisition of RO as if the acquisition had been consummated at the beginning of the earliest period presented (January 1, 2004).

         Emrise previously acquired, effective as of March 18, 2005, all of the issued and outstanding common stock of Pascall Electronic (Holdings) Limited ("PEHL"). The accompanying unaudited condensed consolidated statements of operations for the year ended December 31, 2004 also give effect to the acquisition of PEHL and PEHL's subsidiary as if that acquisition had been consummated at January 1, 2004. The balance sheets of PEHL and PEHL's subsidiary are included in the financial statements contained elsewhere in this prospectus.

         Emrise previously acquired, effective as of July 13, 2004, all of the issued and outstanding common stock of Larus Corporation. The accompanying unaudited pro forma condensed consolidated statements of operations for the year ended December 31, 2004 also give effect to the acquisition of Larus Corporation and Larus Corporation's subsidiary as if that acquisition had been consummated at January 1, 2004. The balance sheets of Larus Corporation and Larus Corporation's subsidiary are included in the financial statements contained elsewhere in this prospectus.

         The acquisitions were accounted for under the purchase method of accounting in accordance with accounting principles generally accepted in the United States. Under this method, tangible and identifiable intangible assets acquired and liabilities assumed are recorded at their estimated fair values. The excess of the purchase price, plus estimated fees and expenses related to the acquisitions, over the fair value of net assets acquired are recorded as goodwill.

         The unaudited pro forma condensed consolidated balance sheet and statements of operations do not reflect any potential cost savings that were or may be realized following the acquisitions. The pro forma adjustments and assumptions are based on estimates, evaluations and other data currently available and, in Emrise's opinion, provide a reasonable basis for the fair presentation of the estimated effects directly attributable to the acquisition and related transactions. The unaudited pro forma condensed consolidated balance sheet and statements of operations are provided for illustrative purposes only and are not necessarily indicative of what the consolidated results of operations or financial position would actually have been had the acquisitions occurred on January 1, 2004, nor do they represent a forecast of the consolidated results of operations or financial position for any future period or date.

         All information contained herein should be read in conjunction with Emrise's financial statements and other information contained elsewhere in this prospectus for the year ended December 31, 2004 and the six months ended June 30, 2005, and the consolidated financial statements and notes thereto of RO included in this supplement and the notes to unaudited pro forma financial information included herein. The following pro forma financial information is included in this supplement:

                                                                           Page
                                                                           ----

Pro Forma Condensed Consolidated Balance Sheet as June 30, 2005............F-13

Pro Forma Condensed Consolidated Statements of Operations for
          the Year Ended December 31, 2004.................................F-15

Pro Forma Condensed Consolidated Statements of Operations for
          the Six Months Ended June 30, 2005...............................F-16

                                       EMRISE CORPORATION

                      PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET AS OF
                                         JUNE 30, 2005
                                         (IN THOUSANDS)


ASSETS                                                          PRO FORMA
                                  EMRISE            RO         ADJUSTMENTS             TOTALS
                               -----------     -----------     -----------          -----------
Cash                           $     6,435     $        57     $    (4,000) (a)     $     2,492
Accounts receivable                  7,635             792              --                8,427
Inventories                          8,596           3,107            (856) (b)          10,847
Deferred tax assets                    345             281              --                  626
Prepaids and other current             573              17              --                  590
                               -----------     -----------     -----------          -----------
Total current assets                23,584           4,254          (4,856)              22,982

Net fixed assets                     2,079             395              --                2,474

Goodwill                            12,368              --           1,250  (c)          13,618
Intangibles                          2,062              --             984  (d)           3,046
Other assets                           573              66              --                  639
Investments                             --              --              --                   --
                               -----------     -----------     -----------          -----------
Total other assets                  15,003              66           2,234               17,303
                               -----------     -----------     -----------          -----------

Total assets                   $    40,666     $     4,715     $    (2,622)         $    42,759
                               ===========     ===========     ===========          ===========

----------------
(a) Cash for $2,400 purchase price, $1,500 to pay off RO bank debt, estimated transaction fees of $100. At the time of the acquisition, the RO bank debt had grown to $1,602
(b)  Recalculation of inventory reserve for excess and obsolete parts
(c)  Goodwill
(d) Estimated fair value of $484 for RO's technology, $300 for RO's trademarks and $200 for RO's customer relationships

                                              EMRISE CORPORATION

                             PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET AS OF
                                          JUNE 30, 2005 (CONTINUED)
                                                (IN THOUSANDS)


LIABILITIES AND STOCKHOLDERS' EQUITY                                            PRO FORMA
                                               EMRISE              RO          ADJUSTMENTS          TOTALS
                                            ------------      ------------     ------------      ------------
Borrowings under credit lines               $        811      $         --     $         --      $        811
Current portion of long-term debt                    892               482             (482) (e)          892
Notes payable to stockholders, current               500                --               --               500
    portion
Accounts payable                                   3,171               693               --             3,864
Income taxes payable                                 594                --               --               594
Accrued expenses                                   3,707               356               --             4,063
                                            ------------      ------------     ------------      ------------
Total current liabilities                          9,675             1,531             (482)           10,724

Long-term debt less current portion                  322             1,018           (1,018) (f)          322
Notes payable to stockholders, less
    current portion                                2,000                --               --             2,000
Deferred income taxes                              1,420                --              394  (g)        1,814
Other liabilities                                    887                50              600  (h)        1,537
                                            ------------      ------------     ------------      ------------
Total non-current liabilities                      4,629             1,068              (24)            5,673
                                            ------------      ------------     ------------      ------------

Total liabilities                                 14,304             2,599             (506)           16,397

Stockholders' equity

Common stock                                         123                12              (12) (i)          123
Additional paid in capital                        43,243                --               --            43,243
Retained earnings (accumulated deficit)          (16,735)            2,104           (2,104) (j)      (16,735)
Accumulated comprehensive income                    (269)               --               --              (269)
                                            ------------      ------------     ------------      ------------
Total stockholders' equity                        26,362             2,116           (2,116)           26,362

Total liabilities and stockholders'
    equity                                  $     40,666      $      4,715     $     (2,622)     $     42,759
                                            ============      ============     ============      ============

-----------------
(e) Payoff of RO's bank debt (f) Payoff of RO's bank debt
(g) Deferred income taxes provided on intangibles at a composite federal and state rate of 40%
(h) Deferred portion of purchase price is $600
(i) To eliminate RO's stock in consolidation
(j) To reduce RO's retained earnings to zero

                                                        EMRISE CORPORATION

                                     PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                              FOR THE SIX MONTHS ENDED JUNE 30, 2005
                                               (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                                   LARUS             PEHL
                                                                   JAN. 1           JAN. 1         PRO FORMA
                                 EMRISE             RO           TO JULY 12       TO DEC. 31      ADJUSTMENTS            TOTALS
                              ------------     ------------     ------------     ------------     ------------        ------------
Sales                         $     29,861     $      6,597     $      2,625     $     13,912     $         --        $     52,995

Cost of sales                       16,146            4,000            1,260           10,782              (60) (a)         32,128
                              ------------     ------------     ------------     ------------     ------------        ------------

Gross profit                        13,715            2,597            1,365            3,130               60              20,867

Selling, general and
      administrative                10,226            1,034              682            2,822              (15) (b)         14,749
                                                                                                           135  (c)            135
Engineering and product
      development                    1,521              635              220              359               --               2,735
                              ------------     ------------     ------------     ------------     ------------        ------------
Total                               11,747            1,669              902            3,181              120              17,619

Operating profit                     1,968              928              463              (51)             (60)              3,248

Interest expense                      (433)            (132)              --             (110)             132  (d)           (543)
                                                                                                           (76) (e)            (76)
Other, net                              (6)              --                2               --               --                  (4)

                              ------------     ------------     ------------     ------------     ------------        ------------
Income (loss) before
      income taxes                   1,529              796              465             (161)              (4)              2,625

Income taxes                            49              287              181             (151)            (106) (f)            260
                              ------------     ------------     ------------     ------------     ------------        ------------

Net income (loss)             $      1,480     $        509     $        284     $        (10)    $        102        $      2,365
                              ============     ============     ============     ============     ============        ============


Earnings Per Share - Basic    $       0.06                                                                            $       0.10
Earnings Per Share - Diluted  $       0.06                                                                            $       0.10

Shares Outstanding - Basic          24,063                                                                                  24,063
Shares Outstanding - Diluted        24,839                                                                                  24,839

(a) Reduction of $60 Larus rent allocated to cost of sales due to new lease at Larus
(b) Reduction of $15 Larus rent allocated to selling and administration due to new lease at Larus
(c) Amortization for Larus Corporation for technology and customer relationships of $135
(d)  Elimination of interest expense due to payoff of RO's bank debt of $132
(e) Increase in interest cost of $76 for long term note issued for the Larus acquisition. The notes were for $3,000 and carry an interest rate of 30-day LIBOR plus 1%
(f) Utilization of Emrise net operating loss tax carryovers offsetting Larus and RO tax provision

                                                     EMRISE CORPORATION

                                 PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                           FOR THE SIX MONTHS ENDED JUNE 30, 2005
                                           (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                             RO              PEHL
                                                         JAN. 1 TO         JAN. 1 TO        PRO FORMA
                                         EMRISE           JUNE 30           MAR. 17        ADJUSTMENTS            TOTALS
                                      ------------      ------------      ------------     ------------        ------------
Sales                                 $     17,261      $      2,714      $      3,241     $         --        $     23,216

Cost of sales                               10,186             1,849             1,648               --              13,683
                                      ------------      ------------      ------------     ------------        ------------

Gross profit                                 7,075               865             1,593                0               9,533

Selling, general & administrative            6,278               667             1,070               --               8,015
Engineering and product
  development                                1,136               254               359               --               1,749
                                      ------------      ------------      ------------     ------------        ------------
Total                                        7,414               921             1,429                0               9,764


Operating profit                              (339)              (56)              164                0                (231)


Interest income                                109                --                --              (46) (a)             63
Interest expense                              (196)              (56)               --               56  (b)           (196)
Other, net                                     112                --                --               --                 112
                                      ------------      ------------      ------------     ------------        ------------

Income (loss) before income taxes             (314)             (112)              164               10                (252)

Income taxes                                    15               (39)               --               39  (c)             15
                                      ------------      ------------      ------------     ------------        ------------

Net (loss) income                     $       (329)     $        (73)     $        164     $        (29)       $       (267)
                                      ============      ============      ============     ============        ============

Loss Per Share - Basic                ($      0.01)                                                            ($      0.01)
Loss Per Share - Diluted              ($      0.01)                                                            ($      0.01)

Shares Outstanding - Basic                  37,017                                                                   37,017
Shares Outstanding - Diluted                37,017                                                                   37,017

------------------

(a) Reduction of interest income due to $4,600 paid for RO and payoff of its debt
(b) Elimination of interest expense due to pay off of RO's bank debt
(c) Elimination of RO's tax benefit due to Emrise's net operating tax losses



                                                 (end of supplement no. 4)


                                                           F-16